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                                                                     EXHIBIT 4.3

                                                                  EXECUTION COPY

                          FOURTH SUPPLEMENTAL INDENTURE

          This Fourth Supplemental Indenture, dated as of October 31, 2003, by and among Michael Foods, Inc., a Minnesota corporation (the "Company") and BNY Midwest Trust Company, as trustee under the Indenture referred to below (the "Trustee").

                               W I T N E S S E T H

          WHEREAS, Michael Foods Acquisition Corp. ("Acquisition") has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of March 27, 2001 providing for the issuance of an aggregate principal amount of up to $300 million of 11 3/4% Senior Subordinated Notes due 2011 (the "Notes");

          WHEREAS, pursuant to the Supplemental Indenture, dated as of April 10, 2001, the Company, as successor by merger to Acquisition, has expressly assumed all of the respective obligations of Acquisition as issuer of the Notes under the Indenture;

          WHEREAS, the Company desires to execute and deliver an amendment to the Indenture for the purposes of eliminating and amending certain of the principal restrictive covenants and certain other provisions contained in the Indenture and the Notes;

          WHEREAS, THL Food Products Co., a Delaware corporation (the "Purchaser") has caused to be delivered to the Holders of the Notes an Offer to Purchase and Consent Solicitation Statement, dated October 20, 2003 (as the same may be amended from time to time, the "Statement") and the related Consent and Letter of Transmittal, pursuant to which the Purchaser has (i) offered to purchase for cash any and all of the outstanding Notes (such offer on the terms set forth in the Statement and such Consent and Letter of Transmittal, the "Offer") and (ii) solicited consents to the adoption of amendments to the Indenture, as further described herein;

          WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend or supplement the Indenture or the Notes in respect of the matters described in the Statement with the written consent of the Holders of at least a majority in principal amount of the Notes (the "Requisite Holders");

          WHEREAS, the Purchaser has received the written consents of the Requisite Holders to the amendments to the Indenture set forth in this Fourth Supplemental Indenture;

          WHEREAS, the Company and the Trustee desire to enter into, execute and deliver this Fourth Supplemental Indenture in compliance with the provisions of the Indenture; and

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          WHEREAS, all other conditions and requirements necessary to make this
Fourth Supplemental Indenture a valid and binding instrument in accordance with its terms and the terms of the Indenture have been satisfied;

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

          2. Amendment of Certain Provisions of the Indenture. The Indenture is hereby amended to provide that, effective upon the Operative Time (as defined in Section 4 of this Fourth Supplemental Indenture):

          2.1 Elimination of Definitions. Each definition set forth in Section
     1.01 of the Indenture of any capitalized term that (i) is not used in any provision of the Indenture other than the provisions listed in Section 2.2 below (such definitions, collectively, the "Exclusive Definitions"), and/or
     (ii) is not used in any provision of the Indenture other than in the Exclusive Definitions, is deleted in its entirety.

          2.2 Elimination of Provisions. The text of and introductory heading to each Section of the Indenture listed below (excluding the Section number at the beginning of each such Section) are deleted in their entirety and the phrase "[Intentionally Omitted]" is inserted in substitution therefor, and all references to such Sections are deleted in their entirety:

          (i) Section 4.03 (entitled "Reports");

          (ii) Section 4.07 (entitled "Restricted Payments");

          (iii) Section 4.08 (entitled "Dividend and Other Payment Restrictions Affecting Restricted Securities")

          (iv) Section 4.09 (entitled "Incurrence of Indebtedness and Issuance of Preferred Stock");

          (v) Section 4.10 (entitled "Asset Sales");

          (vi) Section 4.11 (entitled "Transactions with Affiliates");

          (vii) Section 4.12 (entitled "Liens");

          (viii) Section 4.14 (entitled "Offer to Repurchase upon Change of Control");

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          (ix) Section 4.15 (entitled "Limitation on Other Senior Subordinated
Debt");

          (x) Section 4.16 (entitled "Sale and Leaseback Transactions");

          (xi) Section 4.17 (entitled "Limitation on Issuances of Guarantees of Indebtedness");

          (xii) Section 4.18 (entitled "Additional Guarantees");

          (xiii) Section 4.19 (entitled "Business Activities"); and

          (xiv) Section 4.20 (entitled "Designation of Restricted and Unrestricted Subsidiaries").

          2.3 Amendment to Article Five. The text of Section 5.01 (entitled "Merger, Consolidation, or Sale of Assets"), excluding the Section number and introductory heading at the beginning of such Section, is amended in its entirety to read as follows:

          "The Company will not, directly or indirectly, consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), and the Company will not, and will not cause or permit any Restricted Subsidiary to, sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person (including by way of consolidation or merger), unless either:
(a) the Company or such Restricted Subsidiary, as the case may be, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided, that in the case such Person is a limited liability company or a partnership, a co-obligor of the Notes is a corporation."

          2.4 Amendment to Article Six. The text of Section 6.01 (entitled "Events of Default"), excluding the Section number and introductory heading at the beginning of such Section, is amended in its entirety to read as follows:

          "Each of the following is an "Event of Default":

          (a) default in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not permitted by Article 10 hereof) and such default continues for a period of 30 days;

          (b) default in payment when due of the principal of or premium, if any, on the Notes (whether or not permitted by Article 10 hereof);

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          (c) [Intentionally Omitted];

          (d) failure by the Company or any of its Restricted Subsidiaries for 45 days after notice from the Trustee or holders of at least 25% in principal amount of the Notes including Additional Notes, if any then outstanding to comply with any of its other covenants or agreements in this Indenture or the Notes;

          (e) [Intentionally Omitted];

          (f) [Intentionally Omitted];

          (g) except as permitted by this Indenture, any Note Guarantee of a Guarantor (other than an Immaterial Guarantor) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor (other than an Immaterial Guarantor), or any Person acting on behalf of any Guarantor (other than an Immaterial Guarantor), shall deny or disaffirm its obligations under its Note Guarantee;

          (h) the Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms (other than in accordance with its terms) or the Company denies or disaffirms its obligations under the Pledge Agreement or the obligations under the Pledge Agreement cease to be secured by a perfected first priority security interest in any portion of the collateral purported to be pledged under the Pledge Agreement (other than in accordance with its terms); and

          (i) any Guarantor, the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

               (i) commences a voluntary case; or

               (ii) consents to entry of an order for relief against it in an involuntary case; or

               (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or

               (iv) makes a general assignment for the benefit of its creditors; or

               (v) generally is not paying its debts as they become due; or

          (j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (i) is for relief against any Guarantor, the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries

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          that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

               (ii) appoints a custodian of any Guarantor, the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of any Guarantor, the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

               (iii) orders the liquidation of any Guarantor, the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

     and the order or decree remains unstayed and in effect for 60 consecutive days."

          3. Ratification of Indenture; Fourth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed by the parties hereto and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby and thereby.

          4. Operative Time. Notwithstanding the execution of this Fourth Supplemental Indenture on the date hereof, the amendments set forth in Section 2 of this Fourth Supplemental Indenture shall not become operative unless and until the Purchaser accepts Notes for purchase pursuant to the Offer (the date and time of such acceptance being referred to herein as the "Operative Time"). At the Operative Time, the amendments to the Indenture effected hereby shall be deemed fully operative without any further notice or action on the part of the Company, the Guarantors, the Trustee, the Purchaser, any Holder or any other Person.

          5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FOURTH SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

          6. Counterparts. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

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          8. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

          9. Trust Indenture Act Controls. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Fourth Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

          10. Separability. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                            [signature page follows]

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          IN WITNESS WHEREOF, the parties hereto have caused this Fourth
Supplemental Indenture to be duly executed and attested, all as of the date first above written.

                                           COMPANY:

                                           MICHAEL FOODS, INC.

                                           By: /s/ Gregg A. Ostrander
                                               ---------------------------------
                                               Name:   Gregg A. Ostrander
                                               Title:  Chief Executive Officer &
                                                       President

                                           TRUSTEE:

                                           BNY MIDWEST TRUST COMPANY

                                           By: /s/ D.G. Donovan
                                               ---------------------------------
                                               Name:   D.G. Donovan
                                               Title:  Assistant Vice President

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